AMENDMENT TO DISTRIBUTION AGREEMENT

This amendment (the “Amendment”) is made as of June 9, 2023 to the distribution agreement dated December 16, 2021 (the “Agreement”), by and between Nuveen Securities, LLC (“Nuveen” or the “Manager”) and Nuveen Dynamic Municipal Opportunities Fund (the “Fund” and, together with Nuveen, the “Parties”).

WHEREAS, the Parties desire to amend the Agreement in order to reflect a change to the terms of compensation;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

You shall be entitled to a sales commission from the Fund as described in the Addendum to this Agreement. You may pay to a selected broker-dealer such selling agent commissions as you shall deem advisable, which shall be payable to such broker-dealer from the commissions payable to you under this Section 4.

2.	The attached Addendum is added as an Addendum to the Agreement.

3.	Except as expressly amended hereby, all the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Nuveen Securities, LLC	Nuveen Dynamic Municipal Opportunities Fund

By: /s/ Mark Winget	By: /s/ Mark Winget
Name: Mark Winget	Name: Mark Winget
Title: Vice President and Assistant Secretary	Title: Vice President and Secretary

ADDENDUM

dated as of June 9, 2023

TO

DISTRIBUTION AGREEMENT

dated December 16, 2021

BETWEEN

NUVEEN SECURITIES, LLC

AND

NUVEEN DYNAMIC MUNICIPAL OPPORTUNITIES FUND

The commission payable by the Fund to Manager shall be equal to the sum of (i) seventy-five percent (75.0%) of the premium to net asset value with respect to the sale of any Shares sold until such compensation is equal to 0.80% of the aggregate Gross Sales Proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Shares sold until such compensation is equal to 0.20% of the aggregate Gross Sales Proceeds.

“Gross Sales Proceeds” with respect to each sale of Shares shall be the gross sales price per Share multiplied by the number of Shares sold. The gross sales price with respect to each sale of Shares sold pursuant to the Agreement shall be the gross sales price per Share of such Shares.